Exhibit 10.1

[Translated from Hebrew]

PERSONAL EMPLOYMENT AGREEMENT

Entered into and executed in Rosh HaAyin on 28 of September 2022

Between	PowerFleet Israel Holding Company LTD
of 14 HaMlakha Street, Rosh HaAyin, Israel 4809133 PC 520041476 (hereinafter: the “Company”)
The First Party;
and	Offer Lehmann
of 5 Ussishkin Street, Kiriat Ono ID number 029672557 (hereinafter: the “Employee”)
The Second Party.

(The Agreement is written in the masculine for convenience, but addresses males and females without distinction)

WHEREAS	The Company wishes to employ the Employee in the Position of Chief Operations Officer of PowerFleet (hereinafter: the “Position”);
WHEREAS	The Employee expressed his wish to work in this Position at the Company and represented himself as having the knowledge, experience and skills that are suitable to perform in this Position; and
WHEREAS	The parties wish to stipulate the employment terms of the Employee in this Agreement.

Therefore, the parties agreed and stipulated as follows:

1.	General

1.1.	The Preamble to this Agreement forms an integral part thereof.

1.2.	This Agreement is personal and the Employee’s terms of work will be only as stated in this Agreement. This Agreement invalidates any previous or other agreement, consent, practice or custom, and it is clarified that the Employee will not be entitled to any right, payment or benefit that are not stipulated in this Agreement, even if he was previously entitled to them.

1.3.	The Employee will work in the Company in the Position or in any other position that will be determined by the Company with the Employee’s consent and in subordination to his supervisor as will be from time to time, as the Company decides and as the Company notifies the Employee. On the day of executing this Agreement, the Employee’s direct supervisor is the Chief Executive Officer of PowerFleet. It is clarified that a change of the Employee’s supervisor or the supervisor’s title will not be deemed a tangible deterioration in the Employee’s terms of work or circumstances where he will not be required to continue in his work.

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1.4.	In his Position, the Employee will perform all the tasks assigned to him by the Company’s management and/or his direct supervisors, including the location of performance of the work.

1.5.	The Employee will perform the Position faithfully, with dedication and to the best of his skills and abilities, and in his Position will execute the decisions of the Company’s management and his superiors.

1.6.	During the Agreement period, the Employee will not directly or indirectly engage in any work or occupation without having received the Company’s approval for this in advance and in writing. The Employee will not receive any payment or benefit from any third party that is directly or indirectly related to his work.

1.7.	The Employee undertakes to notify the Company, immediately and without delay, of any issue or matter in which he has a personal interest and/or may create a conflict of interest with his Position.

1.8.	The Employee declares that there is no legal, contractual or other impediment to his entering into this Agreement; that he is not a party to any obligation or agreement that are in contradiction to the provisions of this Agreement, and everything it entails; and that his work in the Company, he will not use information that contradicts this Agreement or any obligation.

1.9.	The Employee undertakes that during his employment with the Company and after its conclusion, he will not provide any assistance in connection with any civil lawsuit filed against the Company and/or entities related to it, unless his assistance is required by law, and he also undertakes to assist the Company, at its request, reasonably, in any lawsuit in which the Company is involved. The foregoing will not apply to any claims that the Employee may have against the Company, as the case may be.

2.	The Agreement Period

2.1.	The Employee will be employed by the Company starting from November 2, 2022.

2.2.	The Agreement Period is not a definite period and it may be terminated at any time as stipulated below in this Agreement.

2.3.	Each of the parties may terminate the contract under this Agreement at any time, for any reason and without having to explain reasons, as follows:

During the first year of the employment period – with a prior notice of one party to another of 30 days.

After the first year of the employment period – with a prior notice of one party to another of 60 days.

In any case, the prior notice period will not be less than as required by law.

2.4.	In the notice period, the Employee will be required to actually work in the Company. However, at the Company’s discretion, it reserves the right to terminate the Employee’s work at once, to pay him his regular salary for the notice period without benefits or any allowances, or to instruct the Employee to utilize the accrued paid leave days during this period.

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2.5.	Notwithstanding the foregoing, the Company may dismiss the Employee at once and without prior notice in any case in which the dismissal is carried out under circumstances in which an employee may be denied severance pay according to the applicable law in Israel, in full or in part, including in the instances listed below:

2.5.1.	Causing damage maliciously or in gross negligence to the Company or its property.

2.5.2.	Breaching the confidentiality or non-competition obligation of the Employee to the Company.

2.5.3.	A serious disciplinary violation by the Employee, including violent behavior or sexual harassment.

3.	Working hours

3.1.	The Employee’s working hours will not be less than 42 weekly hours, and no less than 9 daily hours (including a 30-minute beak) between Sunday to Thursday, and unless otherwise stated, between 8:00 a.m. and 5:00 p.m., except on one shortened work day in a week, in which there will be 8 working hours (including a 30-minute break). The Employee’s shortened weekly day (in accordance with the general expansion order of March 15, 2018) is Thursday. The Company reserves its right to change and revise this shortened day from time to time according to its needs.

3.2.	The Company practices flexible hours, and the Employee may, if he so wishes, work at different hours than the normal working hours, having arranged this with those working with him and with his superiors, provided that he completes the full monthly quota of hours each month that is commensurate with the scope of his position. The Employee will also work overtime and/or non-regular working days, as required by the Company from time to time.

4.	Salary

4.1.	In consideration of his work, the Company will pay the Employee a monthly wage of ILS 46,400 gross. This wage, together with the Global Compensation as defined below, will be referred to as the “Salary”.

4.2.	As the Company expects the Employee to work in addition to the working hours stated above also about 45 hours per month, and in order not to perform calculations every month, the Employee will be paid a global compensation for overtime work in the amount of ILS 11,600 gross (hereinafter: “Global Compensation”). For the sake of convenience, the Global Compensation will be paid every month regardless of the number of hours that the Employee actually works. It is agreed that the Employee will be entitled to all the fringe benefits also for the Global Compensation, without derogating from the nature of this pay.

4.3.	The Salary will be paid no later than the ninth day of each month, for the month preceding it, after deducting from it the taxes and other mandatory payments which the Employee is liable to, as well as charges for which deduction the Employee has given his consent.

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4.4.	The Employee is aware of and agrees that all his rights, including his severance pay, if he becomes eligible to receive them, will be calculated on the basis of the Salary only without any ancillary payments, if any such are paid to him.

4.5.	Every period of about a calendar year, the Company may – but not must – hold a discussion with the Employee about his continued employment and terms, based on the Employee’s personal achievements and contribution to the Company in the past year and the work plan for the coming year.

4.6.	At the annual board of directors meeting, or prior to it, if possible, the Employee will be granted options and/or shares as is customary for an Employee in his status, and according to the remuneration policy and the rules of the equity remuneration policy of the Company.

4.7.	The Employee will take part in the Company’s bonus plan and will be entitled to an annual bonus of up to 35% of his annual Salary, subject to compliance with the plan’s terms and subject to the Company’s remuneration policy.

4.8.	On his travel overseas, on flights exceeding six hours, the Employee will fly in business class.

5.	Weekly Rest Day, Annual Leave and Recuperation Pay

5.1.	The Employee’s weekly rest day is Saturday.

5.2.	The Employee will be entitled to 24 leave days.

5.3.	The Employee will coordinate his going on leave with his supervisor, according to work needs and the leave procedure that is in place in the Company.

5.4.	The Company may send the Employee on leave at a time or times at its discretion, provided that it has notified the Employee of this at least two weeks in advance.

5.5.	The Employee will be entitled to recuperation pay in accordance with the law.

6.	Sick Leave

6.1.	The Employee will be entitled to paid sick days as defined in the Sick Pay Law, 5736-1976. For the avoidance of doubt, it is hereby clarified that accrued sick days cannot be redeemed and will not be redeemed at the end of the Agreement period or at any other time.

6.2.	If the Employee is absent due to illness, he will inform his superior on the first day of his absence, and the reason for the absence. The Employee will present an appropriate medical certificate when he returns to work.

6.3.	Notwithstanding the foregoing, the Employee will not be entitled to sick leave benefits if benefits were paid to him from the disability insurance purchased for him by the Company. However, if the total benefits received by the Employee from the insurance fall short of the amounts due to him to complement his Salary as stated in this Agreement, the Company will pay the Employee the difference up to the amount to which he is entitled.

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7.	IDF Reserves Duty

If the Employee is called up for active reserves duty, he will notify his superior immediately upon receiving the call-up order and will attach the call-up order to his notice. Payment of the Employee’s Salary for the period of his service in the IDF reserves is conditional on the Employee providing the Company with confirmation document from the IDF that is addressed to the National Insurance Institute.

8.	Pension Insurance and Education Fund

8.1.	The Company will insure the Employee with pension insurance in accordance with the terms of the expansion order on pension insurance in the industry, and subject to the following provisions:

8.2.	The Company will make provisions every month for an executive insurance policy and/or a pension fund of amounts that are 8.33% of the Salary on account of severance pay, and 5% on account of executive insurance or 6% for a pension fund.

8.3.	The Company will deduct from the Employee’s Salary an amount equal to 5% of the salary in the case of executive insurance or 5.5% in the case of a pension fund and will transfer them as the Employee’s provisions in the same way the amounts the Company transfers its provisions for benefits.

8.4.	If the Employee opts for executive insurance (rather than a pension fund), the Company will insure the Employee at its own expense in amounts that will be up to 2.5% of the insured salary in executive insurance, in a disability insurance policy that will ensure coverage for 75% of the Salary, in accordance with the Company’s policies and procedures as they will be from time to time.

8.5.	All the payments that will be paid by the Company for executive insurance or the pension fund will be in lieu of the severance pay due to the Employee or his heirs from the Company in respect of the wages from which these payments were made and for the period for which they were paid (hereinafter: the “Absolved Wage”), and the Employee hereby gives his consent to this, in accordance with Section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law”). The parties hereby adopt the general permit concerning employer payments to a pension fund and to an insurance fund in lieu of severance pay, under Section 14 of the Law, as published in the Official Gazette No. 4659 dated June 30, 1998, which is attached to this Agreement as Appendix A.

This Agreement does not detract from the Employee’s right to severance pay under the Law or this Agreement or an expansion order in respect of wages over the Absolved Wage, if such is in place.

8.6.	The Company hereby waives in advance any right it may have to a refund from its payments to the insurance policy, unless the Employee’s right to severance pay is denied in a court judgment by virtue of Sections 16 or 17 of the Law, as the case may be, or if the Employee withdrew funds from the insurance policy not for a qualifying event. For this purpose, a Qualifying Event is death, disability or retirement at age sixty or older.

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8.7.	If the Employee does not choose a policy, within 30 days of the beginning of the employment period, then both the Company’s provisions and the Employee’s provisions will be deposited in a policy selected by the Company. This does not detract from the Employee’s right to choose a different policy, at any other time. If switching between policies involves a charge and/or tax and/or official fee and/or commission of any kind, then the entire cost of the transition will be levied on the Employee only.

8.8.	The Company will set aside for an education fund within the limits of the maximum amount recognized as tax exempt according to any law, and the Employee’s share of the provision will be deducted from the Salary in the maximum recognized amount, as follows: the employer will set aside 7.5% of the gross Salary and the Employee will set aside 2.5% of the gross Salary. The Company undertakes to transfer its share and the Employee’s share to the education fund every month on a regular basis.

8.9.	The Employee may continue to maintain the provident fund and the education that he had at his previous place of employment, subject to Section 20 of the Financial Services Supervision (Provident Funds) Law, 5765- 2005. The Employee will notify the Company in writing of his desire to act as stated in this section and no later than 10 days from the date of starting his work under this Agreement in order for the Company to be able to adjust to the provident fund and the education fund from the Employee’s previous workplace to the Company’s policy and to the Employee’s salary in the Company.

9.	Personal Vehicle

9.1.	The Company will provide to the Employee, for the purpose of performing his responsibilities, a car that will be leased by the Company. The car’s value will be up to ILS 240,000. The Employee will use the car in accordance with the Company’s procedures as they will be from time to time and under the following terms and conditions:

9.2.	The Employee may use the car reasonably also for recreation and leisure, in Israel only. The Company will be liable for all the expenses associated with the use of the car and its maintenance, except for fines for traffic violations, road tolls for non-work purposes, and deductible insurance charges as required by the terms of insurance and the circumstances of the damage. These payments will apply to the Employee and will be paid by him when he is obligated to pay them under the law. It is clarified that the Company will be liable to fuel expenses for the car only subject to the Company’s procedures as they will be from time to time, which include (or may include) also a limit on the amount of fuel costs borne by the Company.

9.3.	The Employee will be liable for the tax to be paid for the benefit inherent in making the car available to him.

9.4.	The Employee is aware that even though it bears some of the leasing costs, his selection of this track affects his wages and his fringe benefits, including the provisions for pension.

9.5.	The Employee will return the car to the Company in good condition, immediately upon termination of the employee-employer relationship between him and the Company, whatever the reason for the termination. In no case will the car be used as a lien in possession of the Employee.

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9.6.	If the Employee terminates his work with the Company on his own initiative, he will pay the Company the full charge incurred by the Company towards the leasing Company due to the early termination of the lease contract with it.

9.7.	The use of the vehicle will be subject to the Company’s procedures as they will be from time to time, and subject to the vehicle appendix (which is subject to Company procedures).

9.8.	Alternatively, if the Employee decides that he does not wish to receive a leased vehicle from the Company, then the sum of ILS 5,000 gross per month will be added to his Salary (with the amount distributed according to the provisions of Sections 4.1 and 4.2).

10.	Mobile Phone

The Company will provide mobile phone to the Employee and for the purposes of his work. The use of the phone will be in accordance with the Company’s procedures as they will be from time to time. The Company will pay the cost of use of the phone according to its procedures. The Employee will return the phone to the Company immediately upon its first demand, and also, upon termination of the employee-employer relationship. In any case, the phone will not be used as a lien in possession of the Employee. The Employee will be liable to the tax applicable for this benefit.

Alternatively, the Company will be liable for the cost of using the phone up to ILS 100 gross per month.

11.	Transfer of the Position

If the Employee’s employment is terminated or concluded, the Employee undertakes to transfer his Position in an orderly manner, and to hand over to the Company all the documents, information and any other material that reached him or were prepared by him in connection with his work until its termination, and to return to the Company the car that was provided for his use and any other equipment, including computers, mobile phones and any other item of equipment, in good condition.

12.	Confidentiality and Non-Competition

12.1.	The Employee undertakes to keep in confidence the details of this contract and any information relating to the terms of his employment and not to disclose them to anyone, unless he is required to do so by law.

12.2.	The Employee is aware that in the time of his contract with the Company and/or as a result of it, he will receive information and will have access to information, that includes, but is not limited to, Information as defined here: Information is any information of any kind in any form of storage (including any item, record, drawing, plan, specification, theoretical, scientific or practical document, whether in writing, electronic or oral) concerning the Company, its businesses (existing or future), customers, employees, vendors, consultants and any in contract with it (currently or in the future), including agreements, plans, lists, data, etc. (in this Agreement: the “Confidential Information”).

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12.3.	At any time before, during and after his employment, the Employee undertakes to:

12.3.1.	Keep the Confidential Information strictly in confidence and not to use it except for the Company’s best interest, and if this necessary in its activities, not to disclose or transfer or give to any person, entity or corporation, or to any third party, without the express written consent of the Company, any Confidential Information or any part thereof.

12.3.2.	Not carry out himself and/or not to permit and/or not to enable and/or not to cause another, either directly or indirectly, to carry out any action of duplication, copying, photographing, printing, publishing, recording and any other form of copying, disclosing or distributing the information, either in writing or orally, except for the Company’s internal work needs and with the express prior written consent of the Company.

12.3.3.	Carefully guard the Confidential Information and take all necessary precautions to prevent the loss of the information or its reaching another person or entity in any way.

12.3.4.	The Employee’s obligations in regard to the information will also apply to copies of the Confidential Information, and everything stated about the Confidential Information will also apply to its copies of any kind.

12.4.	The Employee is aware that during his employment, in addition to the Confidential Information, he will also receive papers, documents, study material and equipment of various types, including office equipment, technological equipment, programming and computer and communication equipment, lists of various types, etc. (hereinafter: the “Equipment”), all of which are fully and exclusively owned by the Company, and the Employee is not permitted to make any use of them except with the express prior consent of the Company in writing.

12.5.	The Employee states and confirms that all the Confidential Information and the equipment are and will remain the exclusive property of the Company and he does not and will not have any right of possession, ownership, lien, pledge or any other right of any kind on the information and/or the equipment. As much as possible, the Employee undertakes to return the Confidential Information and the Equipment in full, including any copies thereof, immediately upon termination of his work for any reason or at any other time immediately upon the Company’s demand.

12.6.	If the Employee is legally required to provide the information, and/or any part of it, the Employee undertakes to notify the Company immediately in writing of this, so that the Company can consider taking appropriate legal action and/or any other action at its discretion. In any case, the Employee undertakes to provide, as stated above, only that part of the information required by law and to do his best to ensure that the information is kept in confidence.

12.7.	The Employee’s obligation to maintain confidentiality will not apply to information that is in the public domain (provided that it has not become public domain due to breaching the obligation to maintain confidentiality), as well as to information that lawfully reaches the Employee from any third party and not as part of his work in the Company.

12.8.	It is hereby clarified and agreed that the Employee’s obligations are intended, among other things, to prevent damage, impairment and losses that could be incurred or that there is a fear that they will be incurred to the Company, its employees and guests, and to their rights and property because of such actions, in view of the cost and the great efforts invested by them in obtaining and developing the information and the technology they hold.

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12.9.	Without detracting from the other obligations of the Employee in this Agreement, during the entire period of his employment with the Company, and for six months after the end of his contract with the Company, the Employee undertakes to:

12.9.1.	Not engage in any way, either directly or indirectly, either as an employee, self-employed person, contractor or in any other form, in any occupation that competes with the Company’s business, and not to place himself in a position of being interested in such a competing business, and not to cooperate with any company, business and/or the competing activity (during his employment and during the six months following it) in the Company’s business.

12.9.2.	Not contact or enter into contract, directly or indirectly, by himself or through others, with the Company’s customers in an activity that is identical and/or similar and/or in competition to the Company’s activity. It is hereby clarified that this does not detract from the right and of the Employee to enter into contract with Company customers in any other activity that is not in competition with the Company.

12.9.3.	Not solicit workers and/or employees of the Company to leave their jobs in the Company.

12.10.	The Employee states warrants that he is aware that these obligations are a fundamental condition for his contract with the Company, and that his obligations as stated above are reasonable and necessary for maintaining a legitimate interest of the Company, and this is, among other things, in view of his Position, the great trust placed in him, and the great amount of information he will be exposed to. The Employee also confirms that the Salary for his work in the Company during the Agreement period also includes the consideration for his obligations in this chapter of the Agreement, and that it constitutes adequate and fair compensation for restricting his freedom of occupation deriving from his obligations.

12.11.	The Employee is aware that it is not possible to determine or estimate in advance the financial or other damage that may be incurred to the Company due to complete or partial failure to perform of any of his obligations in this section, in whole or in part. Therefore, any breach of any of obligations stated above will entitle the Company to the remedies detailed below, without prejudice to the Company’s right to claim any other remedy to which it is entitled under any Agreement and/or under the law at its sole discretion:

12.11.1.	The Employee will indemnify and compensate the Company in any amount that he incurred or any damage he suffered as a result of breaching any of the obligations stated above.

12.11.2.	The Company will be entitled to apply to and receive from the competent court, ex prate, any temporary relief that may be necessary in order to exercise its rights deriving from these obligations of the Employee.

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12.12.	All the Employee’s obligations in this section are intended to be added to one another and to the other provisions of the Agreement, and not to subtract from them.

13.	Rights Not Granted

13.1.	It is agreed that all the rights, either proprietary or otherwise, in software and/or products and/or ideas and/or work methods and/or patents and/or improvements and/or inventions of all kinds that the Employee develops during his employment for the Company and/or in which he takes part and/or is involved in their development will strictly belong to the Company, and the Employee will not have any rights in them and will be prohibited from making any use of them during his employment with The Company and following his employment period. The foregoing does not detract from any other obligation of the Employee to the Company in the subjects stated above, as the case may be. Without detracting from the foregoing the Employee hereby assigns to the Company or to whomever it instructs, any right, entitlement, interest or benefit that he has or will have in any invention or development, whether they can be registered or not. The Employee confirms that taking part in development and inventing of inventions is an inseparable part of his job description and the Company’s expectations of him as part of his ordinary work. The Employee confirms that he is not entitled to any compensation or royalties for inventions and/or for their adaptation and/or for commercialization and/or any use thereof, and that the Salary paid to him embodies an appropriate and full consideration for the inventions, and for the avoidance of doubt, this Agreement also constitutes an agreement for the purposes of Section 134 of the Patents Law, 5727-1967.

13.2.	The Employee will fully cooperate with the Company and will provide it upon its request with any item necessary to perform any registration and/or action and will sign any document and perform any reasonable action in order to enable the Company and/or anyone on its behalf, as the Company instructs, to use the rights and/or any part of them, to lawfully register them, either in Israel or abroad, if the Company so wishes and/or to protect it in any other way as the Company deems appropriate.

13.3.	Upon termination of the Employee’s employment with the Company for any reason whatsoever, the Employee undertakes to hand over and/or return to the Company all the documents and all the information (as it is in documents, disks and/or any other storage media) in his possession that is in connection with his work in the Company, and not to take with him any documents and knowledge relating to these rights and his work in the Company.

14.	Use of the Network and Computers

14.1.	If the Company provides the Employee with an electronic mailbox, and/or enable the Employee to access the Company’s computers and the Internet (collectively: the “Resources”), this will be done for work needs of the Employee only and subject to the Company’s policy as it will be from time to time.

14.2.	The Company hereby informs the Employee that it monitors, tracks, listens to, documents, records, and presents to third parties the use, information, material and the data stored or transmitted in the Resources. All the information and the products that are stored or transmitted in the Resources are the property of the Company exclusively and all that this implies.

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14.3.	Upon termination of the Employee’s work or during his absence, the electronic mailbox and/or the computer he uses will be at the disposal of anyone whom the Company instructs to stand in orders in order to ensure continued normal work. In addition, if the Employee’s employment is under consideration for any reason, and also under other circumstances at the discretion of the Company, the Company reserves the right to block his access to the Resources, without this having any effect on making a decision regarding the continuation or termination of the Employee’s employment. If the Company decides at the end of the process on the Employee’s continued employment, the Employee will regain his access to the Resources.

15.	Assignment of the Agreement

The Employee states that if all of his rights as stated in this Agreement are preserved, he agrees that the Company will assign this Agreement or its obligations under it to any third party, either by selling the Company and/or its activities and/or part thereof, or by assigning this Agreement only, and in such case the Employee may not claim the right to resign under the laws governing dismissals.

16.	Prevention of Sexual Harassment

The Company views very seriously a violation of the Prevention of Sexual Harassment Law, 5758-1998. The Employee confirms that he was informed of the Company’s provisions in regard to prevention of sexual harassment, including the existence of articles on the prevention of sexual harassment, which can be viewed at any time at the office of the supervisor of enforcement of the law in the Company.

17.	Other Provisions

17.1.	This Agreement is personal and unique and it sets forth exclusively and exhaustively the terms of employment of the Employee in the Company, and therefore the terms of any other agreement or other employment agreements signed between the Company and its other employees, and/or any other agreement or arrangement, including a collective agreement or arrangement, do not and will not apply to the relationship of the Employee and the Company. It is hereby clarified that the Employee will not be entitled to any payment, right or benefit that was not specifically listed in this Agreement, including payments, rights or benefits to which other Employees of the Company are entitled, including as a practice.

17.2.	Upon termination of the employee-employer relationship between the parties, the Company may offset all of the Employee’s debts to the Company from its debts to him, as the case may be may be at that time.

17.3.	If it is determined by a competent court that a provision of the provisions of this contract is not enforceable and/or is invalid for any reason, this will not impair and/or invalidate the other provisions of the contract.

17.4.	It is agreed that this Employment Agreement constitutes, among other things, a Notice as defined in the Notice to the Employee (Employment Terms) Law, 5762-2002. It is clarified that nothing in this Agreement is intended to derogate from any right granted to an Employee by virtue of any law, expansion order and collective agreement, if and to the extent that they apply.

17.5.	The parties state their addresses for the purposes of this contract as stated in the Preamble to the Agreement and any notice sent by one party to the other by registered mail will be deemed to have been received at its destination four (4) business days from the time it was posted for delivery by registered mail, and if delivered personally, at the time of its delivery,

17.6.	The parties state that they have carefully read this Agreement and the Appendix attached to it, understood their contents and voluntarily signed them.

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The Agreement is worded in the masculine form for convenience, but it is intended for both men and women without distinction.

In witness the parties have signed at the place and on the date stated above

/s/ Offer Lehmann	PowerFleet Israel Holding Company Ltd.
Offer Lehmann
	By:	/s/ Steve Towe

	By:	/s/ Joaquin Fong

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APPENDIX A

The following is a consolidated version of the General Permit of June 9, 1998 as published in the Official Gazette 4659 on June 30, 1998, as amended on August 23, 1999 and published in the Official Gazette 4803 on September 19, 1999, and as amended and published in the Official Gazette 4970 on March 12, 2001:

By virtue of my authority pursuant to Section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the Law), I confirm that payments made by an employer beginning on the day of publication of this certificate, for his employee for a comprehensive pension in a provident fund for an annuity that is not an insurance fund as defined in the Income Tax (Rules for Approval and Management of Provident Funds) Regulations, 5724-1964 (hereinafter: Pension Fund), or for executive insurance that includes the option of an annuity or a combination of payments to a non-annuity plan in such an insurance fund (hereinafter: Insurance Fund), including payments made while combining payments to a Pension Fund and to an Insurance Fund, whether or not the Insurance Fund has an annuity plan or not (hereinafter: Employer Payments), these payments will replace the severance pay due to the employee for the wages from which the payments were paid and for the period they were paid (hereinafter: the Absolved Wage), provided that all of the following terms and conditions are met:

(1)	The Employer Payments –

(a)	For a Pension Fund, no less than 14.33% of the Absolved Wages or 12% of the Absolved Wage, if the employer pays for his employee in addition to this also payments to complement severance pay to a Provident Fund for compensation or to an Insurance Fund in the name of the employee at a rate of 2.33% of the Absolved Wage. If the employer did not pay 2.33% in addition to the 12% as stated, his payments will be instead of 72% of the employee’s severance pay, only;

(b)	for an Insurance Fund, they are not less than one of the following:

i.	13.33% of the Absolved Wage, if the employer also pays on behalf of his employee in addition to that payments for assured monthly income upon disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings at the Ministry of Finance, at a rate required to guarantee at least 75% of the Absolved Wage or at a rate of 2.5% 2 of the Absolved Wage, the lower of which (hereinafter: Disability Insurance Payment);

ii.	11% of the Absolved Wage, if the employer also made a Disability Insurance Payment, in which case the employer’s payments will be instead of 72% of the employee’s severance pay only; If, in addition to these, the employer also made payments to complement severance pay to a provident fund for benefits or to an Insurance Fund in the employee’s name at a rate of 2.33% of the Absolved Wage, the employer’s payments will be instead of 100% of the employee’s severance pay.

(2)	No later than three months from the beginning of making the Employer Payments, a written agreement is drawn up between the employer and the employee in which:

(a)	The employee’s consent is given to an arrangement according to this Permit in a form that lists the Employer Payments and the Pension Fund and the Insurance Fund, as the case may be; this agreement will also include the text of this Permit;

(b)	A Waiver by the employer in advance of any right that he may have to a refund from his payments, unless the employee’s right to severance pay was denied by a court judgment pursuant to Sections 16 or 17 of the Law and to the extent that it was denied or the employee withdrew funds from the Pension Fund or the insurance fund not due to a qualifying event; for this purpose, a “proven event” is death, disability or retirement at age sixty or older.

(3)	This Permit does not detract from an employee’s right to severance pay under the Law, a collective agreement, an expansion order, or a labor contract, for wages in excess of the Absolved Wage.

Eliyahu Yishai
Minister of Labor and Welfare